Exhibit 10.11
SECOND AMENDED AND RESTATED PROMISSORY NOTE
(Secured by, among others, Security Agreement and Mortgage,
Deed of Trust, Assignment, Security Agreement,
Financing Statement, and Fixture Filing)

This Second Amended and Restated Promissory Note is intended to completely amend and restate the Promissory Note between the parties dated August 13, 2013, in the original principal amount of $7,500,000.00, and as previously amended as of March 14, 2014, to be effective as of November 13, 2014, under the terms and provisions set forth below:

Date:	April 29, 2014, and as previously amended as of March 14, 2014, and to be effective as of November 13, 2014

Maker:	Lucas Energy, Inc., a Nevada Corporation (“LEI”)

Maker’s Mailing Address:	3555 Timmons Lane
Suite 1550
Houston, Texas 77027
Attention: Anthony C. Schnur

Holder/Payee:	Louise H. Rogers, as her separate property (“Rogers”)

Holder/Payee’s Mailing Address:	c/o Sharon E. Conway
Attorney at Law
2441 High Timbers, Suite 410
The Woodlands, Texas 77380-1052

The terms “LEI” and “Rogers” and other nouns and pronouns include the plural if more than one exists.  The terms “LEI” and “Rogers” also include their respective heirs, personal representatives, and assigns.  LEI and Rogers are collectively referred to in this Note as the “Parties.”

Place for Payment (including county):	2512 Alta Mira
Tyler, Smith County, Texas 75701-7301
(Paid via wire transfer as set forth below)

Principal Amount:	As of November 13, 2014, Seven Million Fifty-Eight Thousand Nine Hundred Sixty-Four and 65/100 Dollars ($7,058,964.65)

Interest Rates:
Beginning on November 14, 2014, through August 13, 2015, interest shall accrue on the principal amount outstanding at the rate of 15% per annum.  Interest accruing under this Note shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed.

Amended and Restated Promissory Note
Rogers - Lucas Energy/November 14, 2014

Maturity Date:	The entire principal balance remaining and all accrued interest is due and payable on or before August 13, 2015 (the “Maturity Date”).

Letter Loan Agreement:
This Note is the Note referred to in, and evidences the indebtedness incurred pursuant to, that certain Letter Loan Agreement dated as of  August 13, 2013, by and between LEI and Rogers, together with all amendments and other modifications (including but not limited to the Amended Letter Loan Agreement dated as of March 14, 2014, and the Second Amended Letter Loan Agreement dated as of November 13, 2014) from time to time made to it (the “Letter Loan Agreement”).  Capitalized terms used but not defined in this Note shall have the meaning assigned to them in Schedule A to the Letter Loan Agreement, or in the Security Agreement if not defined in the Letter Loan Agreement.

Terms of Payment (principal and interest):

Payments of principal and interest shall be made as set forth in the amortization schedule attached to this Note as Schedule A which is incorporated by reference in this Note for all purposes as if fully set forth at length.  All payments are due on or before the dates set forth in Schedule A in the amounts corresponding to the respective dates.  Payments of principal and interest shall be made separately as set forth below under “Payments of Principal” and “Payments of Interest.”  If a Mandatory Prepayment of principal is made as set forth below, Rogers shall amend and update the Schedule A amortization to reflect that payment.

Late Payments:  Late payments shall be subject to a fee of three percent of the total amount of the payment (principal and interest) that is late.  Each payment must be received on or before its due date.  Any payment not received on or before its due date is considered late.

Payments of Principal:  All payments of principal shall be made by wire transfer using the following wiring instructions:

Bank Name:	Bank of New York
ABA Routing Number:	XXXXXXXXX
Account Number:	Beneficiary Acct #XXXXXXXXXX
FFC A/C #:	XXX-XXXXXX
Customer/Account Name:	Louise H. Rogers

Any and all wire transfer fees shall be paid for by LEI and the amount wired shall be adjusted in the amount necessary to ensure that the total amount received into Rogers’ account is the total amount of the interest and principal (if applicable) due.

Amended and Restated Promissory Note
Rogers - Lucas Energy/November 14, 2014

Payments of Interest:  All interest payments shall be made by LEI check on good funds made payable to “Louise H. Rogers, as her separate property,” and shall be sent via Federal Express to Mrs. Rogers at her address in Tyler, Texas, set forth above.  LEI shall ensure that the Federal Express package delivery date is on or before the due date for the interest payment.  If the payment is not received by Rogers on or before the due date, it is considered late.

Notice of Payment:  Immediately upon receiving confirmation that each wire transfer of a principal payment has been completed, LEI shall send via e-mail to Rogers’ attorney, Sharon E. Conway, a copy of the confirmation.  Contemporaneously with sending each interest payment, LEI shall scan the payment check and the transmittal letter to Mrs. Rogers into PDF format and shall e-mail the scanned copies of the check and transmittal letter, along with the Federal Express tracking number for delivery, to Ms. Conway.  These notifications allow Ms. Conway to verify timely payment.  Failure to send either of these confirmations to Ms. Conway shall constitute an Event of Default.

Mandatory Prepayment:  The Letter Loan Agreement sets forth the terms and conditions under which LEI is required to make prepayments of principal or the Indebtedness evidenced by this Note.

Annual Interest Rate on Matured,
Unpaid Amounts (Default Rate):	Eighteen Percent (18%) per Texas Finance Code Chapters 306 and 303

Security for Payment:
The Letter Loan Agreement (as amended) describes in detail the security for this Note, and it as well as the Security Agreement between LEI and Rogers dated August 13, 2013 (the “Security Agreement”), and the Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement, and Fixture Filing dated August 13, 2013, and any other security agreements and deeds of trust between the parties are all incorporated by reference into this Note for all purposes as if fully set forth at length.

Promise to Pay. LEI promises to pay to the order of Louise H. Rogers at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above.  Any amounts under this Note remaining unpaid as of the due date shall be due and payable no later than the Maturity Date.

Prepayment Penalty.   LEI may not voluntarily prepay this Note without penalty.  If LEI decides to voluntarily prepay this Note, the LEI must pay the prepayment penalty set forth in the Amended Letter Loan Agreement, effective March 14, 2014, and as it may be subsequently amended.

Application of Payments.  Payments under this Note shall be applied first to accrued and unpaid interest and the balance, if any, to principal.  Any allowed or mandatory prepayment of this Note shall also be accompanied by the payment of all accrued and unpaid interest on the amount prepaid.  Partial prepayments of this Note shall be applied to the installments in the inverse order of their maturities.

Amended and Restated Promissory Note
Rogers - Lucas Energy/November 14, 2014

Default and Acceleration.  If an Event of Default under the Letter Loan Agreement, the Security Agreement, or any other Security Document occurs and LEI fails to cure the Default within the applicable cure period (if any), then in that event Rogers shall have the option to declare the entire unpaid balance of principal and accrued interest immediately due and payable.  LEI and each surety, guarantor, and endorser all waive any and all notices, demands for payment, presentations for payment, notices of intent to accelerate maturity, notices of acceleration, protests, and notices of protest.  All definitions and provisions contained in the Letter Loan Agreement, the Security Agreement, and any and all other security instruments between LEI and Rogers related to default and all other matters in the Loan Documents apply to this Note.

Usury Compliance.  The Parties to this Note intend to comply with the usury laws applicable to this Note.  Accordingly, the Parties agree that no provision in this Note or in any related documents (if any) shall require or permit the collection of interest in excess of the maximum rate permitted by law.  If any excess interest is provided for or contracted for in this Note, or charged to LEI or any other person responsible for payment, or received by Rogers, or if any excess interest is adjudicated to be provided for or contracted for under this Note or adjudicated to be received by Rogers or her assignee or successor, then the Parties expressly agree that this paragraph shall govern and control and that neither LEI nor any other party liable for payment of the Note shall be obligated to pay the amount of excess interest.  Any excess interest that may have been collected shall be, at Rogers’ option, either applied as credit against any unpaid principal amount due or refunded to LEI.  The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

Attorney’s Fees and Expenses During Term of Note.  LEI understands and agrees that, as a part of the consideration given to Rogers for entering into this Note, it shall be responsible for and shall pay all actual attorney’s fees and all expenses incurred by Rogers in preparing this Note and the other Loan Documents, as well as any and all other documents deemed necessary by its legal counsel for this transaction.  LEI shall also be responsible for and shall pay any other fees and expenses incurred by Rogers’ attorney during the term of this Note (including any extensions of this Note) for verifying compliance, in making any amendments or extensions to any documents related to this transaction, in confirming payment in full of the loan, release of any UCC filings, and any other fees and/or expenses incurred that relate in any way to this transaction, subject to the limitations to these fees set forth in the Amended Letter Loan Agreement dated March 14, 2014.  Rogers’ attorney shall invoice these fees and expenses directly to LEI and LEI shall pay these fees and expenses by check on good funds delivered to Rogers’ attorney at the address provided for payment on each invoice within fifteen calendar days of the date of the invoice.  Invoices sent to LEI for these attorney’s fees and expenses that are not promptly paid shall accrue interest at the rate of 18% per annum from the due date until paid in full.  LEI’s obligation to pay these fees and expenses is a key term of this Note and failure to pay these fees and expenses in full and timely shall constitute a default of this Note, triggering the default interest clause and the Default and Acceleration clause of this Note.  LEI understands and agrees that any and all UCC-1 filings, the Security Agreement, the Letter Loan Agreement, and all of the other Loan Documents shall remain in full force and effect and shall not be released until all amounts due and owing by LEI under all provisions of this Note, the Security Agreement, the Letter Loan Agreement, and any and all other agreements and any amendments to those Loan Documents and agreements between Rogers and LEI are paid in full by LEI.

Amended and Restated Promissory Note
Rogers - Lucas Energy/November 14, 2014

Attorney’s Fees and Costs of Collection upon Default.  If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then LEI shall pay all of Rogers’ actual attorney’s fees, all costs of collection, all expenses of litigation, and all costs of court incurred in addition to any and all other amounts due.

Additional Documents.  Incorporated by reference into this Note for all purposes as if fully set forth at length are all of the other Loan Documents as defined in the Security Agreement, and as amended or restated from time to time.

Venue and Jurisdiction; Waiver of Jury Trial.  This Note is fully performable in Montgomery County, Texas.  All Parties agree that jurisdiction for any dispute under this Note lies in the state district courts of Montgomery County, Texas.  All Parties agree to waive their respective rights to trial by jury of any dispute under this Note and that all disputes will be submitted to the court for determination.

Amendment and Assignment.  This Note may not be amended or modified in any manner without the express written consent of Rogers or her attorney.  Neither LEI nor Rogers may assign any of their rights or obligations under this Note without the express written consent of the other Party.

Maker:

Lucas Energy, Inc.

By:	/s/Anthony C. Schnur	Date of Signature: November 21 , 2014
Anthony C. Schnur
Chief Executive Officer

Agreed and Accepted:

/s/Sharon E. Conway	Date of Signature: November 24 , 2014
Louise H. Rogers, as her separate
property, by and through Sharon E. Conway
as her attorney-in-fact

Amended and Restated Promissory Note
Rogers - Lucas Energy/November 14, 2014

Lucas Energy
Rogers Loan
Updated Amortization Schedule
November 14, 2014

Period	Date	Payment	Interest	Amortized Principal	Maturity Principal Payment	Total Principal	Ending Balance
	8/13/2013			-	-	-	7,500,000.00
1	9/13/2013	75,000.00	75,000.00	-	-	-	7,500,000.00
2	10/13/2013	75,000.00	75,000.00	-	-	-	7,500,000.00
3	11/13/2013	75,000.00	75,000.00	-	-	-	7,500,000.00
4	12/13/2013	75,000.00	75,000.00	-	-	-	7,500,000.00
5	1/13/2014	75,000.00	75,000.00	-	-	-	7,500,000.00
6	2/13/2014	75,000.00	75,000.00	-	-	-	7,500,000.00
7	3/13/2014	266,182.68	75,000.00	191,182.68	-	191,182.68	7,308,817.32
8	4/13/2014	94,405.56	91,360.22	3,045.34	-	3,045.34	7,305,771.98
9	5/13/2014	94,405.56	91,322.15	3,083.41	-	3,083.41	7,302,688.57
10	6/13/2014	94,405.56	91,283.61	3,121.95	-	3,121.95	7,299,566.61
11	7/13/2014	94,405.56	91,244.58	3,160.98	-	3,160.98	7,296,405.64
12	8/13/2014	94,405.56	91,205.07	3,200.49	-	3,200.49	7,293,205.15
13	9/13/2014	104,405.56	91,165.06	3,240.50	10,000.00	13,240.50	7,279,964.65
14	10/13/2014	293,799.65	72,799.65	221,000.00	-	221,000.00	7,058,964.65
15	11/13/2014	70,589.65	70,589.65	-	-	-	7,058,964.65
16	12/13/2014	725,657.91	88,237.06	209,093.68	428,327.17	637,420.85	6,421,543.80
17	1/13/2015	557,636.60	80,269.30	211,184.62	266,182.68	477,367.30	5,944,176.50
18	2/13/2015	287,598.67	74,302.21	213,296.46	-	213,296.46	5,730,880.04
19	3/13/2015	287,065.43	71,636.00	215,429.43	-	215,429.43	5,515,450.61
20	4/13/2015	552,709.53	68,943.13	217,583.72	266,182.68	483,766.40	5,031,684.21
21	5/13/2015	282,655.61	62,896.05	219,759.56	-	219,759.56	4,811,924.65
22	6/13/2015	282,106.22	60,149.06	221,957.16	-	221,957.16	4,589,967.49
23	7/13/2015	547,734.00	57,374.59	224,176.73	266,182.68	490,359.41	4,099,608.08
24	8/13/2015	4,150,853.18	51,245.10	226,418.49	3,873,189.59	4,099,608.08	0.00
Totals		9,331,022.48	1,831,022.48	2,389,935.20	5,110,064.80	7,500,000.00